Exhibit 10.103

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of December 30, 2005 (the “Effective Date”), between VCampus Corporation, a corporation organized and existing under the laws of the State of Delaware (“VCampus”) and Narasimhan P. Kannan (“Kannan”).

WHEREAS, Kannan currently serves as VCampus’ President and Chief Executive Officer, although his prior employment agreement expired on June 25, 2005;

WHEREAS, VCampus desires to continue to employ Kannan and Kannan desires to accept such continued employment on the terms and conditions hereinafter set forth;

WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of VCampus’ clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of VCampus, having been acquired through VCampus’ efforts and the expenditure of considerable time and money, are among the principal assets of VCampus; and

WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Kannan will be employed, Kannan will develop special skills and knowledge peculiar to VCampus’ business, whereby he will become, through his employment with VCampus, acquainted with the identities of the clients and customers of VCampus, and will acquire access to the techniques of VCampus in carrying on its business, as well as other confidential and proprietary information; and

WHEREAS, the parties hereto acknowledge that the Covenants set forth in Section 8 of this Agreement are necessary for the reasonable and proper protection of VCampus’ confidential and proprietary information (as defined herein), customer relationships, and the goodwill of VCampus’ business, and that such Covenants constitute a material portion of the consideration for Kannan’s employment hereunder.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Term.  VCampus agrees to employ Kannan, and Kannan agrees to be employed, as President and Chief Executive Officer of VCampus, for a term commencing on the Effective Date and ending as of December 31, 2006 (hereinafter, the “Initial Term”), unless such employment is sooner terminated as provided herein.

2.               Renewal Terms.  Unless either party provides written notice to the other of its/his intention not to renew the Agreement at least thirty (30) days prior to the expiration of the Initial Term (or the then current renewal term thereof), this Agreement shall be automatically renewed for consecutive additional one (1) year renewal terms, subject to the termination provisions set forth in Section 6 hereof.

3.               Compensation.

(a)          Base Salary.  In consideration of Kannan’s services as President and Chief Executive Officer (or any other capacity in which Kannan may be employed by VCampus), VCampus shall pay Kannan a minimum annual base salary of Two Hundred Eighty Thousand Dollars ($280,000.00) per annum (equivalent to $23,333 per month), payable in equal monthly installments in accordance with VCampus’ normal payroll practices.  Provided, however, VCampus shall be entitled to retain from any payments due to Kannan hereunder, on a net (after tax) basis, up to Three Thousand Dollars ($3,000.00) per month, to be applied to the repayment of any and all indebtedness owed by Kannan to VCampus.  Both parties acknowledge and agree that nothing in the foregoing provision of this Section 3(a) in any way modifies the terms of the outstanding indebtedness from Kannan to VCampus and that the terms of such indebtedness remain in full force and effect.

(b)         Performance Bonuses.  Kannan shall be eligible to receive performance bonuses, as determined by the Board of Directors of VCampus, based upon the criteria described in Exhibit A attached hereto.  The performance bonuses will be calculated based on calendar year performance (except any 2005 bonus shall be based only on 4th quarter 2005 performance) and shall be payable during the first quarter following the end of each calendar year covered by the Agreement.  Kannan and VCampus agree to negotiate in good faith to determine the performance criteria for any renewal terms under this Agreement to be used for establishing Kannan’s potential performance bonus.

4.               Employee Benefits, Vacation.  During the term of this Agreement, Kannan shall be eligible to receive and/or participate in all regular employee benefits that are offered by VCampus to its executive employees, including, without limitation, major medical, dental, 401(k) Retirement Plan and long- and short-term disability insurance coverage for Kannan.  VCampus also agrees that during the term of this Agreement it will pay premiums of up to $2,000 per year for Kannan’s supplemental life insurance coverage.  Except for the specific employee benefits set forth above, VCampus shall have no obligation to provide Kannan with life insurance, car allowance, memberships or any other similar executive benefits.  During the initial term or any renewal terms hereof, Kannan shall be entitled to receive up to two hundred (200) hours of paid vacation per calendar year (or a pro rata portion thereof based on the length of the then current term).  Kannan may only carry over a number of hours of accrued but unused vacation from one calendar year to the next in accordance with the VCampus’ customary employee policy (currently a maximum of one week).  Except as may be required by law or as specifically provided herein, VCampus will not provide Kannan with monetary compensation for such accrued but unused vacation time that exceeds the maximum allowed to regular employees.

5.               Reimbursement of Expenses.  Kannan is authorized to incur reasonable expenses in connection with the business of VCampus including expenses for travel and similar items.  VCampus will reimburse Kannan for all such reasonable and management-approved expenses upon presentation of an itemized account of expenditures.  In particular, Kannan will be entitled to receive an allowance for mobile phone expenses related to VCampus of $175.00 per month.

6.               Termination.

(a)              Termination Without Cause.  Either VCampus or Kannan may terminate this Agreement without cause with sixty (60) days written notice to the other party.  Upon termination without cause by Kannan, Kannan shall receive accrued but unpaid base salary for days worked prior to termination.  If terminated without cause by VCampus, Kannan will also receive accrued but unpaid pro rata performance bonus (as determined in the reasonable discretion of the board of directors of VCampus), if any, for days worked prior to termination as well as the Severance Benefit described in Section 7.  If VCampus fails to provide sixty (60) days advance written notice of its intention to terminate without cause, in its sole discretion VCampus may elect to pay Kannan his regular base salary in lieu of such notice for all or a portion of such notice period.

(b)             Termination for “Cause”.  VCampus may discharge Kannan immediately and without any advance notice for “Cause,” which shall be limited to:

(i)                                     Kannan’s gross negligence or willful misconduct that results in material harm to the financial condition, business, assets, or prospects of VCampus;

(ii)                                  the conviction of, or the entering of a plea of no contest by, Kannan for a felony or crime involving moral turpitude;

(iii)                               the Board of Directors determines that Kannan has engaged in theft, fraud, misappropriation or embezzlement in connection with his services for VCampus; or

(iv)                              the Board of Directors determines that Kannan has repeatedly failed to carry out the reasonable directions of the Board of Directors of VCampus, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by Kannan of written notice specifying in reasonable detail the failure to so carry out such directions.

If Kannan is terminated for “Cause,” pursuant to subsection 6(b)(i), 6(b)(iii) or 6(b)(iv), VCampus agrees to provide Kannan with written notice of the reasons for its decision to terminate his employment.  Upon receipt of such notice from VCampus, Kannan’s employment with VCampus shall be temporarily suspended for a period of thirty (30) days following his receipt of such written notice (the “Suspension Period”) and he shall have thirty (30) days in which to respond to the Board of Directors.  During the Suspension Period, Kannan shall continue to receive the compensation and benefits set out in Section 3(a) hereof, but Kannan agrees that he shall not have any rights to vest or exercise his options during such period.  If in the sole discretion of the Board of Directors, Kannan’s response to the Board of Directors’ written notice is satisfactory, Kannan shall be reinstated to his position and any options held by Kannan will vest as if his employment had never been suspended.

In the alternative, if, in the sole discretion of the Board of Directors, Kannan’s response to the Board of Directors’ written notice is unsatisfactory for any reason whatsoever, then Kannan’s employment hereunder will be terminated immediately.  Provided, however, that within thirty (30) days after such termination, Kannan may elect to commence an arbitration proceeding in Reston, Virginia (or Raleigh, North Carolina) to determine whether Kannan may be entitled to the Severance Benefit provided in Section 7, but not for the purpose of reinstatement.  Any such arbitration proceeding shall be conducted before a panel of arbitrators in accordance with the rules of the American Arbitration Association then in effect.  The expenses of the parties to such arbitration shall be apportioned as determined by the arbitration panel.

(c)              Termination for “Good Reason”.  Kannan may terminate this Agreement for “Good Reason” (as defined below) by giving VCampus written notice of the event constituting Good Reason.  Such termination shall become effective thirty (30) days following delivery of notice thereof by Kannan to VCampus.  If Kannan terminates this Agreement for Good Reason, Kannan shall be entitled to receive the Severance Benefit described in Section 7.

“Good Reason” shall exist if:

i.  There occurs a “Change of Control” (as defined in subsection 6(c)(iv)), pursuant to which Kannan exercises the option, within a ninety (90) day period commencing three (3) months after the Change of Control, to terminate his employment voluntarily, or

ii.  There is a material change in Kannan’s duties, titles, authority or position with VCampus, excluding isolated or insubstantial action not taken in bad faith and remedied by VCampus within thirty (30) days after receipt of notice thereof by Kannan;

iii.  There is a failure by VCampus to comply with any material provision of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by Kannan to VCampus.

iv.  For purposes of this Agreement, “Change of Control” shall mean (1) any merger, exchange offer involving VCampus’ stockholders, or sale of all or substantially all of the assets of VCampus, in each case only if the stockholders of VCampus immediately prior to such transaction own less than a majority of the voting shares of the entity surviving such transaction; and (2) a one-time change in the composition of a majority of the members of the VCampus Board of Directors.

(d)             Termination due to Death or Disability.  In the event of Kannan’s death or “disability” (as defined below), this Agreement shall terminate immediately, and VCampus shall pay to Kannan’s spouse or beneficiary (a) Kannan’s accrued unpaid base salary and (b) a prorated bonus, if earned and approved by the Board, for the portion of the year during which Kannan was employed by VCampus.  For purposes of this Agreement, “disability” shall mean the event of Kannan’s physical or mental inability (as verified by a physician selected by VCampus) to perform his essential functions hereunder, with or without reasonable accommodation, for a period of at least sixty (60) consecutive days during the Agreement.

7.               Severance Benefit.  If this Agreement is terminated (i) by VCampus under Section 6(a) hereof, or by Kannan under Section 6(c) hereof, then Kannan shall be entitled to receive, as his exclusive remedy for such termination, the severance benefit set forth in this Section 7 (the “Severance Benefit”).  The Severance Benefit shall equal six (6) months of Kannan’s base salary, less required withholdings.  The Severance Benefit shall be payable to Kannan in equal monthly installments consistent with VCampus’ standard payroll practices (the “Severance Period”), the first of such installments to be due within thirty (30) days after termination hereof.  VCampus’ obligation to pay the Severance Benefit described herein is conditioned upon Kannan’s execution of a full Release of all claims that Kannan may have against VCampus in a form satisfactory to VCampus.

8.               Restrictive Covenants.  In exchange for VCampus’ agreement to renew the employment of Kannan on the terms set forth herein, Kannan agrees that the following restrictions shall apply during Kannan’s employment and for the indicated periods of time following the termination of Kannan’s employment.

(a)          Non-solicitation of Customers.  During Kannan’s employment with VCampus, and for the one (1) year period of time following termination of his employment by either party for any reason whatsoever, Kannan agrees not to solicit business with any client or customer of VCampus (which did business with VCampus during Kannan’s employment), whether or not

VCampus is doing work for such client or customer as of the date of termination of Kannan’s employment.

(b)         Nonsolicitation of Employees.  During Kannan’s employment with VCampus, and for the one (1) year period following termination or expiration of his employment by either party for any reason whatsoever, Kannan further agrees not to initiate contact with, solicit, entice, or attempt to entice in any form, fashion or manner any employee of VCampus for the purpose of inducing that employee to terminate his/her employment with VCampus.

(c)          Non-disclosure.  During Kannan’s employment and for a period of one (1) year after termination of his employment by either party for any reason whatsoever, Kannan agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of VCampus, regardless of whether the same shall be or may have been originated, discovered or invented by Kannan or by Kannan in conjunction with others.  For purposes of this Agreement, the term “confidential or proprietary information” shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of VCampus, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of VCampus.

9.               Remedies for Breach.  Kannan hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 8 (the “Covenants”) would result in immediate and irreparable harm to VCampus, and that VCampus’ remedies at law, including, without limitation, the award of money damages, would be inadequate relief to VCampus for any such violation.  Therefore, any violation or threatened violation by Kannan of the Covenants shall give VCampus the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief.  Such remedies shall be cumulative and in addition to any other remedies VCampus may have, at law or in equity.

10.         No Conflict.  Kannan represents and warrants to VCampus that to his knowledge, neither the execution and delivery of this Agreement, nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.  Kannan agrees to hold harmless and indemnify VCampus in the event that of any claims against VCampus arising out of such breach.

11.         Return of VCampus Property; Assignment of Inventions.

a.  Return of VCampus Property.  Upon the termination of Kannan’s employment with VCampus for any reason, Kannan shall leave with or return to VCampus all personal property belonging to VCampus (“VCampus Property”) that is in Kannan ‘s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such VCampus Property contains confidential or proprietary information of VCampus as described in Section 8(c) hereof.

b.  Assignment of Inventions.  If at any time or times during Kannan’s employment, Kannan shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever, or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection)(herein called “Developments”) that (i) relates to the business of VCampus or that may be used in relation therewith, (ii) results from tasks assigned him by VCampus, or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VCampus, such Developments and the benefits thereof shall immediately become the sole and absolute property of VCampus and its assigns, and Kannan shall promptly disclose to VCampus (or any persons designated by it) each such Development and hereby assigns any rights Kannan may have or acquire in the Developments and benefits and/or rights resulting therefrom to VCampus and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to VCampus.

c.  Cooperation.  Upon disclosure of each Development to VCampus, Kannan will during his employment and at any time thereafter, at the request and expense of VCampus, sign, execute, make and do all deeds, documents, acts and things as VCampus and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of VCampus alone (unless VCampus otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (i) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

d.  Power of Attorney.  In the event VCampus is unable, after reasonable effort, to secure Kannan’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Kannan’s physical or mental incapacity or for any other reason, Kannan hereby irrevocably designates and appoints VCampus and its duly authorized officers and agents as Kannan’s agents and attorneys-in-fact, to act for and on behalf of Kannan and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analagous protection thereon with the same legal force and effect as if executed by Kannan.

12.         Survival.  The provisions of Sections 8, 9, 10 and 11 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

13.         Effect of Agreement. This Agreement sets forth the final and complete Agreement of the parties with respect to the subject matter hereof. It shall not be assigned by Kannan and may not be modified except by way of a writing executed by both parties.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

14.         Notices.  Any Notice, demand, or other communication required or permitted hereunder shall be deemed properly given when placed in writing and deposited in the United States Postal Service, by registered mail, postage prepaid, overnight mail or personal delivery, addressed as follows:

If to Kannan:

Narasimhan P. Kannan

(at his address as shown on the records of VCampus)

If to VCampus:

VCampus Corporation

1850 Centennial Park Drive, Suite 200

Reston, VA  20191

Attn:  Chief Financial Officer

With a copy to:

Maupin Taylor, P.A.

3200 Beechleaf Court

Raleigh, NC 27604

Attn:  Kevin A. Prakke

15.         Governing Law.  The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

16.         Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon VCampus unless made in writing and signed by a duly authorized representative of VCampus, or upon Kannan unless made in writing and signed by Kannan.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

VCampus Corporation

By:	/s/ Christopher L. Nelson
Name:	Christopher L. Nelson
Title: Chief Financial Officer

/s/ Narasimhan P. Kannan		(SEAL)
Narasimhan P. Kannan